                                                                    EXHIBIT 99.1


Friday, June 23, 2000

Company Press Release

Xcel Management Inc. (dba InsynQ) Announces The
Departure Of Its President/COO
TACOMA, Wash., June 23/PRNewswire/--Xcel Management, Inc. (OTCBB:XCLL), through its Chairman and CEO John Gorst, announced today the departure of Don Manzano, President and Chief Operations Officer, for the Company. Representatives of the Company disclosed that the decision for Mr. Manzano to explore other career opportunities was by mutual agreement and that all parties felt the separation would best serve the interests of the business.

"Don has many strengths and I am certain that he will do well in any career path that he selects going forward," said John Gorst, Chairman and CEO of InsynQ. "InsynQ is a rapidly expanding business and our recent re-engineering efforts are intended to facilitate that growth in a positive manner," added Gorst.

About the Internet Utility Industry
The Internet Utility Industry, organized and founded by the Company, is an expansion of the existing application service provider (ASP) model. Previous ASP implementations allowed end-user customers to rent applications on-line based upon their business needs for a monthly subscription fee. While provisioning application hosting is also a function of an Internet Utility Company, the industry has expanded the basic ASP service model to include telecommunications line provisioning, Internet access and web hosting, hardware manufacturing and distribution, and off-site remote administration by the customer.

Today, the Internet Utility Industry is providing customers with an entire business environment that meets the wide range of needs of the technology consumer at any level. The customer can work with the Company to deliver an end-to-end business solution instead of working with separate ASPs, ISPs, telecommunication companies and hardware manufacturers.

Company Overview
The Company is the founder of the Internet Utility Company model. This industry provides for an expansion of the current ASP model by combining application hosting, web hosting, hardware manufacturing and telecommunications infrastructure in order to deliver a true utility service to their customers and partners worldwide. The Company provides a seamless and easy-to-use virtual business environment that allows a customer to simply plug-in and be operational. For more information on there services, call (253) 284-2000

          Tacoma, Wash
          Addam Chandler -- Investor Relations
          1-888-590-7933
          Or email ir@insynq.com
                   -------------

          Or

          Ned Madden
          Madden Communications
          (949) 756-5318


Forward Looking Statements

This press release contains statements relating to future results, including future operations of the Company, which are forward-looking statements regarding future events and the future performance of the Company and for which no assurances can be made. Actual results may differ materially from those projected as a result of certain risks and uncertainties associated with the Company's business, the Internet Utility Industry and the ASP Industry, as well as the risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.